      KPMG LLP
                                                                           345 Park Avenue
                                                                           New York, NY 10164

April 29, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for TheStreet, Inc. and, under the date of February 22, 2013 we reported on the consolidated financial statements of TheStreet, Inc as of and for the years ended December 31, 2012 and 2011. On April 24, 2013, we were notified that TheStreet, Inc. engaged BDO USA, LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of TheStreet, Inc.’s condensed consolidated financial statements as of and for the three months ended March 31, 2013. We have read TheStreet, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 24, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with TheStreet, Inc.’s statement that the change was approved by the Audit Committee and we are not in a position to agree or disagree with TheStreet, Inc.’s statement that the Company nor anyone on its behalf has consulted with BDO USA, LLP on any matters or events set forth in Item 304(a)(2) of Regulation S-K.

Very truly yours,

By:	/s/ KPMG LLP